SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*

                                CABOT CORPORATION
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
                         (Title of Class of Securities)

                                    127055101
                                 (CUSIP Number)

                               SPO Advisory Corp.
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                Alison S. Ressler
                             Sullivan & Cromwell LLP
                             1888 Century Park East
                       Los Angeles, California 90067-1725
                                 (310) 712-6600

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                December 14, 2007
             (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 2 of 24 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 8,767,900 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 8,767,900 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,767,900
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         13.4%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SPO Advisory Partners, L.P.

                                                              Page 3 of 24 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 8,767,900 (1)(2)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 8,767,900 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,767,900
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         13.4%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

                                                              Page 4 of 24 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         San Francisco Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 415,600 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 415,600 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         415,600
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.6%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SF Advisory Partners, L.P.

                                                              Page 5 of 24 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SF Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 415,600 (1)(2)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 415,600 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         415,600
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.6%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of San Francisco Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

                                                              Page 6 of 24 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Corp.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 9,183,500 (1)(2)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 9,183,500 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         9,183,500
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         14.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Advisory Partners, L.P. with respect to 8,767,900 of such shares; and solely in its capacity as the sole general partner of SF Advisory Partners, L.P. with respect to 415,600 of such shares.

(2) Power is exercised through its three controlling persons, John H. Scully, William E. Oberndorf and William J. Patterson.

                                                              Page 7 of 24 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         John H. Scully
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            9,183,500 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 9,183,500 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         9,183,500
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         14.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                                              Page 8 of 24 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William E. Oberndorf
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 219,000 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            9,517,150 (2)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 219,000 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 9,517,150 (2)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         9,736,150
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         14.9%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) Of these shares, 109,000 shares are held in William E. Oberndorf's Individual Retirement Account, which is self-directed, 100,000 shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as sole general partner of Oberndorf Family Partners, a family partnership, and 10,000 shares are owned by Mr. Oberndorf solely in his capacity as trustee for the account of his children.

(2) Of these shares, 9,183,500 shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as one of the three controlling persons of SPO Advisory Corp., and 333,650 shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as a trustee of the William and Susan Oberndorf Trust, dated 10/19/98.

                                                              Page 9 of 24 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William and Susan Oberndorf Trust, dated 10/19/98
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 333,650 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 333,650 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         333,650 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.6%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

(1) Power is exercised through its trustees, William E. Oberndorf and Susan C. Oberndorf.

                                                             Page 10 of 24 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Oberndorf Family Partners
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 100,000 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 100,000 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         100,000 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.2%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, William E. Oberndorf.

                                                             Page 11 of 24 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William J. Patterson
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            9,186,400 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 9,186,400 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         9,186,400
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         14.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) Of these shares, 9,183,500 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as one of the three controlling persons of SPO Advisory Corp. and 2,900 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as a controlling person, director and executive officer of the Elizabeth R. & William J. Patterson Foundation.

                                                             Page 12 of 24 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         The Elizabeth R. & William J. Patterson Foundation
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         CALIFORNIA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 2,900 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            0
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 2,900 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 0
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,900
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

** Denotes less than.

(1) Power is exercised through its controlling persons, directors and executive officers, William J. Patterson and Elizabeth R. Patterson.

                                                             Page 13 of 24 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Ian R. McGuire
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         CALIFORNIA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 475
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            0
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 475
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 0
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         475
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

** Denotes less than.

                                                             Page 14 of 24 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Betty Jane Weimer
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 5,000
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 5,000
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,000
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

** Denotes less than.

                                                             Page 15 of 24 pages

         This Amendment No. 7 amends the Schedule 13D (the "Original 13D") filed with the Securities and Exchange Commission ("SEC") on August 29, 2005 and as amended on September 14, 2005, September 26, 2005, October 20, 2005, November 8, 2005, January 12, 2006 and June 20, 2006. Unless otherwise stated herein, the Original 13D, as previously amended, remains in full force and effect. Terms used herein and not defined herein shall have the meanings ascribed thereto in the Original 13D.

ITEM 2.  IDENTITY AND BACKGROUND

         Item 2(a) is hereby amended and restated in its entirety as follows:

         "The undersigned hereby file this Schedule 13D Statement on behalf of SPO Partners II, L.P., a Delaware limited partnership ("SPO"), SPO Advisory Partners, L.P., a Delaware limited partnership ("SPO Advisory Partners"), San Francisco Partners II, L.P., a California limited partnership ("SFP"), SF Advisory Partners, L.P., a Delaware limited partnership ("SF Advisory Partners"), SPO Advisory Corp., a Delaware corporation ("SPO Advisory Corp."), John H. Scully ("JHS"), William E. Oberndorf ("WEO"), William J. Patterson ("WJP"), the William and Susan Oberndorf Trust, dated 10/19/98 ("Oberndorf Trust"), Oberndorf Family Partners, a California limited partnership ("OFP"), the Elizabeth R. & William J. Patterson Foundation, a California corporation ("Patterson Foundation"), Ian R. McGuire ("IRM") and Betty Jane Weimer ("BJW"). SPO, SPO Advisory Partners, SFP, SF Advisory Partners, SPO Advisory Corp., JHS, WEO, WJP, the Oberndorf Trust, OFP, Patterson Foundation, IRM and BJW are sometimes hereinafter referred to as the "Reporting Persons." The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act"), although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that a group exists."

         The following subsections are hereby added to Item 2(b)-(c) in appropriate alphabetical order as follows:

         Patterson Foundation

         Patterson Foundation is a California corporation, the principal purpose of which is to be a private, grant-making charitable entity. WJP and his wife, Elizabeth R. Patterson, are the controlling persons, directors and executive officers of Patterson Foundation. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to WJP is set forth herein. The principal business address of Patterson Foundation, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Ms. Patterson's business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Ms. Patterson's present principal occupation is homemaker.

         IRM

         IRM's business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. His present principal occupation is as a principal for SPO Partners & Co.

                                                             Page 16 of 24 pages

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is hereby amended and restated in its entirety as follows:

         The source and amount of the funds used or to be used by the Reporting Persons to purchase Shares are as follows:

NAME                        SOURCE OF FUNDS                  AMOUNT OF FUNDS
---------------------       ---------------------------      ---------------
SPO                         Contributions from Partners         $282,168,440
SPO Advisory Partners       Not Applicable                    Not Applicable
SFP                         Contributions from Partners          $13,433,286
SF Advisory Partners        Not Applicable                    Not Applicable
SPO Advisory Corp.          Not Applicable                    Not Applicable
JHS                         Not Applicable                    Not Applicable
WEO                         Personal Funds (1)                    $5,385,214
WJP                         Not Applicable                    Not Applicable
Oberndorf Trust             Personal Funds (1)                   $12,237,424
OFP                         Contribution from Partners            $3,635,448
Patterson Foundation        Contributions from Shareholders          $98,206
IRM                         Personal Funds (1)                       $16,877
BJW                         Personal Funds (1)                   $   186,594

----------
(1) As used herein, the term "Personal Funds" includes sums borrowed from banks and brokerage firm margin accounts, none of which were borrowed or otherwise obtained for the specified purpose of acquiring, holding, trading or voting Shares.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is hereby amended and restated in its entirety as follows:

         (a) Percentage interest calculations for each Reporting Person are based upon the Issuer having 65,294,938 total outstanding shares of Common Stock as reported on the Issuer's 10-K filed with the Securities and Exchange Commission on November 29, 2007.

         SPO

         The aggregate number of Shares that SPO owns beneficially, pursuant to Rule 13d-3 of the Act, is 8,767,900 Shares, which constitutes approximately 13.4% of the outstanding Shares.

         SPO Advisory Partners

         Because of its position as the sole general partner of SPO, SPO Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 8,767,900 Shares, which constitutes approximately 13.4% of the outstanding Shares.

                                                             Page 17 of 24 pages

         SFP

         The aggregate number of Shares that SFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 415,600 Shares, which constitutes approximately 0.6% of the outstanding Shares.

         SF Advisory Partners

         Because of its position as the sole general partner of SFP, SF Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 415,600 Shares, which constitutes approximately 0.6% of the outstanding Shares.

         SPO Advisory Corp.

         Because of its positions as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 9,183,500 Shares in the aggregate, which constitutes approximately 14.1% of the outstanding Shares.

         JHS

         Because of his position as a control person of SPO Advisory Corp., JHS may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 9,183,500 Shares, which constitutes approximately 14.1% of the outstanding Shares.

         WEO

         Individually, and because of his positions as a control person of SPO Advisory Corp., a trustee of the Oberndorf Trust and sole general partner of OFP and as trustee for the account of his children, WEO may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 9,736,150 Shares in the aggregate, which constitutes approximately 14.9% of the outstanding Shares.

         WJP

         Because of his position as a control person of SPO Advisory Corp. and as a control person, director and executive officer of Patterson Foundation, WJP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 9,186,400 Shares, which constitutes approximately 14.1% of the outstanding Shares.

         Oberndorf Trust

         The aggregate number of Shares that the Oberndorf Trust owns beneficially, pursuant to Rule 13d-3 of the Act, is 333,650 Shares, which constitutes approximately 0.6% of the outstanding Shares.

         OFP

         The aggregate number of Shares that OFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 100,000 Shares, which constitutes approximately 0.2% of the outstanding Shares.

         Patterson Foundation

         The aggregate number of Shares that Patterson Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 2,900, which constitutes less than 0.1% of the outstanding Shares.

         IRM

         The aggregate number of Shares that IRM owns beneficially, pursuant to Rule 13d-3 of the Act, is 475, which constitutes less than 0.1% of the outstanding Shares.

         BJW

         The aggregate number of Shares that BJW owns beneficially, pursuant to Rule 13d-3 of the Act, is 5,000 Shares, which constitutes less than 0.1% of the outstanding Shares.

                                                             Page 18 of 24 pages

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 hereof is the beneficial owner of any Shares.

         (b) SPO

         Acting through its sole general partner, SPO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 8,767,900 Shares.

         SPO Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 8,767,900
Shares.

         SFP

         Acting through its sole general partner, SFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 415,600 Shares.

         SF Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SFP, SF Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 415,600 Shares.

         SPO Advisory Corp.

         Acting through its controlling persons and in its capacities as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 9,183,500 Shares in the aggregate.

         JHS

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, JHS may be deemed to have shared power with WEO and WJP to vote or to direct the vote and to dispose or to direct the disposition of 9,183,500 Shares held by SPO and SFP in the aggregate.

         WEO

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WEO may be deemed to have shared power with JHS and WJP to vote or to direct the vote and to dispose or to direct the disposition of 9,183,500 Shares held by SPO and SFP in the aggregate. WEO may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 333,650 Shares held in the Oberndorf Trust. Individually, and because of his position as the sole general partner of OFP, WEO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 109,000 Shares held in WEO's Individual Retirement Account, which is self directed, and 100,000 Shares held by OFP. Solely in his capacity as trustee for the account of his children, WEO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 10,000 shares owned by his children.

         WJP

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WJP may be deemed to have shared power with JHS and WEO to vote or to direct the vote and to dispose or to direct the disposition of 9,183,500 Shares held by SPO and SFP in the aggregate. WJP may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 2,900 Shares held by the Patterson Foundation.

                                                             Page 19 of 24 pages

         Oberndorf Trust

         Acting through its trustees, Oberndorf Trust has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 333,650 Shares in the aggregate.

         OFP

         OFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 100,000 Shares.

         Patterson Foundation

         Acting through its two controlling persons, directors and executive officers, Patterson Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 2,900 Shares.

         IRM

         IRM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 475 Shares.

         BJW

         BJW has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 5,000 Shares.

         (c) During the past 60 days, the Reporting Persons purchased Shares in open market transactions as set forth on Schedule I attached hereto.

         Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in Shares during the past 60 days.

         (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of distributions with respect to, or the proceeds from the sale of, Shares owned by such Reporting Person.

         (e) Not applicable.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

Item 7 is hereby amended and restated in its entirety as follows:

Exhibit A:   Agreement pursuant to Rule 13d-1(k)

Exhibit B:   Power of Attorney

                                                             Page 20 of 24 pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated December 18, 2007                    By:       /s/ Kim M. Silva
                                               --------------------------------
                                                   Kim M. Silva

                                           Attorney-in-Fact for:

                                           SPO PARTNERS II, L.P.(1)
                                           SPO ADVISORY PARTNERS, L.P.(1)
                                           SAN FRANCISCO PARTNERS II, L.P.(1)
                                           SF ADVISORY PARTNERS, L.P.(1)
                                           SPO ADVISORY CORP.(1)
                                           JOHN H. SCULLY(1)
                                           WILLIAM E. OBERNDORF(1)
                                           WILLIAM J. PATTERSON(1)
                                           WILLIAM AND SUSAN OBERNDORF TRUST,
                                           DATED 10/19/98 (1)
                                           OBERNDORF FAMILY PARTNERS (1)
                                           THE ELIZABETH R. & WILLIAM J.
                                             PATTERSON FOUNDATION (2)
                                           IAN R. MCGUIRE (2)
                                           BETTY JANE WEIMER (1)

                                           (1) A Power of Attorney
                                           authorizing Kim M. Silva to
                                           act on behalf of this
                                           person or entity has been previously
                                           filed with the Securities and
                                           Exchange Commission.

                                           (2) A Power of Attorney authorizing
                                           Kim M. Silva to act on behalf of
                                           this person or entity is filed as
                                           Exhibit B.

                                                             Page 21 of 24 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                                              NUMBER
                                                        DATE OF                 OF      PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                      TRANSACTION     TYPE    SHARES    SHARE ($)          EFFECTED
--------------------------------------------------    -----------     ----    ------    ---------   ---------------------
SPO Partners II, L.P.                                  12/13/2007     Buy         98     33.9900     Open Market/Broker
SPO Partners II, L.P.                                  12/13/2007     Buy     34,302     34.0000     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/13/2007     Buy          2     33.9900     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/13/2007     Buy        798     34.0000     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy        586     33.5600     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy     21,664     33.5843     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy        293     33.5900     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy        683     33.6000     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy        293     33.6100     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy        195     33.6200     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy      1,854     33.6300     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy      1,854     33.6400     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy        683     33.6500     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy         98     33.6600     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy        878     33.6700     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy        488     33.6800     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy        293     33.6900     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy        293     33.7000     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy        488     33.7100     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy      1,561     33.7200     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy         98     33.7300     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy        683     33.7400     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy      1,366     33.7500     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy      1,073     33.7600     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy         98     33.7900     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy      2,830     33.8000     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy        390     33.8100     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy         98     33.8200     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy        390     33.8300     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy      3,903     33.8400     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy      2,342     33.8500     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy      1,073     33.8600     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy      1,561     33.8700     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy        195     33.8800     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy      2,440     33.8900     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy         98     33.9000     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy        195     33.9100     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy        195     33.9200     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy        195     33.9300     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy         98     33.9400     Open Market/Broker

                                                             Page 22 of 24 pages

                                                                              NUMBER
                                                        DATE OF                 OF      PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                      TRANSACTION     TYPE    SHARES    SHARE ($)          EFFECTED
--------------------------------------------------    -----------     ----    ------    ---------   ---------------------
SPO Partners II, L.P.                                  12/14/2007     Buy        488     33.9500     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy         98     33.9600     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy         98     33.9700     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy         98     33.9800     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy        586     33.9900     Open Market/Broker
SPO Partners II, L.P.                                  12/14/2007     Buy     32,007     34.0000     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy         14     33.5600     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy        536     33.5843     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy          7     33.5900     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy         17     33.6000     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy          7     33.6100     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy          5     33.6200     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy         46     33.6300     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy         46     33.6400     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy         17     33.6500     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy          2     33.6600     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy         22     33.6700     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy         12     33.6800     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy          7     33.6900     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy          7     33.7000     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy         12     33.7100     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy         39     33.7200     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy          2     33.7300     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy         17     33.7400     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy         34     33.7500     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy         27     33.7600     Open Market/Broker

                                                             Page 23 of 24 pages

                                                                              NUMBER
                                                        DATE OF                 OF      PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                      TRANSACTION     TYPE    SHARES    SHARE ($)          EFFECTED
--------------------------------------------------    -----------     ----    ------    ---------   ---------------------
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy          2     33.7900     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy         70     33.8000     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy         10     33.8100     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy          2     33.8200     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy         10     33.8300     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy         97     33.8400     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy         58     33.8500     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy         27     33.8600     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy         39     33.8700     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy          5     33.8800     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy         60     33.8900     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy          2     33.9000     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy          5     33.9100     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy          5     33.9200     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy          5     33.9300     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy          2     33.9400     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy         12     33.9500     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy          2     33.9600     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy          2     33.9700     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy          2     33.9800     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy         14     33.9900     Open Market/Broker
The Elizabeth R. & William J. Patterson Foundation     12/14/2007     Buy        793     34.0000     Open Market/Broker

                                                            Page 24 of 24 pages

                                  EXHIBIT INDEX

EXHIBIT     DOCUMENT DESCRIPTION                      PAGE NO.
-------     ------------------------------------      --------
A           Agreement Pursuant to Rule 13d-1(k)       1

B           Power of Attorney                         2